BIMINI CAPITAL MANAGEMENT ANNOUNCES
THIRD QUARTER 2012 RESULTS

•	Third Quarter net loss of $0.8 Million
•	Book Value per Share of $0.52
•	MBS Portfolio Remains 100% Invested in Agency MBS
•	Company to Discuss Results on Tuesday, November 6, 2012, at 9:00 AM ET

VERO BEACH, Fla. (November 1, 2012) - Bimini Capital Management, Inc. (OTCBB:BMNM) ("Bimini Capital" or the "Company"), a real estate investment trust ("REIT"), today announced results of operations for the three month period ended September 30, 2012.  The Company reported a net loss of $0.8 million for the three month period ended September 30, 2012, compared with a net loss of $1.9 million for three month period ended September 30, 2011.

Details of Third Quarter 2012 Results of Operations

The Company's third quarter net loss of $0.8 million included net interest income of $0.8 million.  Net gains on mortgage backed securities (“MBS”), which includes non-cash portfolio mark-to-market gains, realized gains on securities sold and losses on funding hedges, netted to approximately zero.  The Company incurred $2.3 million of expenses consisting of audit, legal and other professional fees of $1.4 million, compensation and related benefits of $0.4 million, and other operating, general and administrative expenses of $0.5 million. During the third quarter, the Company sold MBS with a market value at the time of sale of $3.3 million, resulting in a de minimis realized gain (based on security prices from June 30, 2012).  The Company recorded $0.8 million of other income, including $0.7 million of mark-to-market gains on the Company’s retained interests.

Details of the MBS Portfolio Performance

The Company allocates capital to two MBS sub-portfolios, the pass-through MBS portfolio (“PT MBS”), and the structured MBS portfolio, consisting of interest only (“IO”) and inverse interest-only (“IIO”) securities.  The PT MBS sub-portfolio is encumbered under repurchase agreement funding, while the structured MBS sub-portfolio is not.  As a result of being encumbered, the PT MBS sub-portfolio requires the Company to maintain cash balances to meet price and/or prepayment related margin calls from lenders.  As of June 30, 2012, approximately 42% of the Company’s investable capital (which consists of equity in pledged PT MBS, available cash and unencumbered assets) was deployed in the PT MBS portfolio.  At September 30, 2012, the allocation of capital to the PT MBS increased to approximately 53%.  The relative allocation of capital between the structured MBS sub-portfolio and the PT MBS sub-portfolio changed materially in response to realized and anticipated levels of refinancing activity. The market value of the combined portfolio increased by approximately $13.8 million as the reallocation of capital to the PT MBS sub-portfolio, which is explicitly levered, resulted in $18.3 million of net-purchases of PT MBS.  The decline in the structured MBS sub-portfolio of $2.5 million was the result of return on investment – which was not reinvested in structured MBS – and negative mark-to-market adjustments of $0.9 million.

The tables below detail the changes to the respective sub-portfolios during the quarter, as well as the returns generated by each.  During the third quarter, purchases of $21.6 million, net of sales of $3.3 million and pay-downs of $3.1 million, increased the PT MBS portfolio by approximately $16.4 million.  There was a $1.2 million positive mark-to-market gain for the PT MBS sub-portfolio as well.  The capital allocated to the PT MBS portfolio increased approximately $2.9 million during the three months ended September 30, 2012. Capital allocated to the structured MBS portfolio decreased by $2.5 million.

The market was impacted materially on September 13, 2012, when the Federal Reserve announced a third round of quantitative easing, or “QE3”, which is to be focused exclusively in Agency MBS.  The program is expected to result in purchases of $40 billion per month, plus reinvestment of pay-downs on the existing Agency MBS portfolio back into Agency MBS, indefinitely.  Any changes to the levels of purchases will be driven by economic activity.  The market reacted quickly as Agency MBS prices rallied, the Mortgage Bankers Association refinancing index surged and the Freddie Mac survey rate decreased.  After peaking in mid-July just short of 5,500, the refinance index surged from approximately 4,700 on September 7th to almost 5,900 on September 28th.  The index has since receded to the pre-announcement level of approximately 4,700.  The Freddie Mac survey rate likewise responded, falling from 3.75% on September 7th to 3.53% on September 28th.  The survey rate has receded as well, although not all the way back to the pre-announcement level.  The impact on HARP eligible mortgages continues to be less than feared, as mortgage brokers instead focus on newer loans to pristine credit borrowers.  The most significant increases in refinancing activity continue to be 2010 and 2011 production mortgages with coupons in the 3.5% to 4.5% range, not the HARP eligible cohorts.

Portfolio Activity for the Quarter
		Structured Security Portfolio
	Pass-Through	Interest Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
Market Value - June 30, 2012	$96,993,122	$4,469,667	$10,438,184	$14,907,851	$111,900,973
Securities Purchased	21,557,358	-	-	-	21,557,358
Securities Sold	(3,280,476)	-	-	-	(3,280,476)
Gain on Sale	3,948	-	-	-	3,948
Return on Investment	n/a	(501,229)	(1,188,690)	(1,689,919)	(1,689,919)
Pay-downs	(3,067,777)	n/a	n/a	n/a	(3,067,777)
Premium Lost Due to Pay-downs	(128,565)	n/a	n/a	n/a	(128,565)
Mark-to-Market	1,309,976	(124,147)	(742,395)	(866,542)	443,434
Market Value - September 30, 2012	$113,387,586	$3,844,291	$8,507,099	$12,351,390	$125,738,976

The table below presents the return on invested capital for each sub-portfolio for the three month period ended September 30, 2012.  The return on invested capital in the PT MBS portfolio was approximately 15.5% for the quarter.  The return on invested capital for the structured MBS portfolio was approximately (2.7%).  The return was impacted by negative mark-to-market adjustments and lower realized yields, particularly in the IO sub-portfolio.  The combined portfolio generated a return on invested capital of approximately 5.0%.

Return on Invested Capital
		Structured Security Portfolio
	Pass-Through	Interest Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
Capital Allocation - June 30, 2012*	$10,792,035	$4,469,667	$10,438,184	$14,907,851	$25,699,886
Market Value - June 30, 2012	$96,993,122	$4,469,667	$10,438,184	$14,907,851	$111,900,973
Repurchase Agreement Obligations	$91,824,989	$-	$-	$-	$91,824,989
Income / (loss) (net of repo cost)	$591,952	$109,882	$358,579	$468,461	$1,060,413
Realized and unrealized gains / (losses)	1,185,359	(124,147)	(742,395)	(866,542)	318,817
Hedge gains/(losses)**	(99,750)	n/a	n/a	n/a	(99,750)
	$1,677,561	$(14,265)	$(383,816)	$(398,081)	$1,279,480

Return on Invested Capital for the Quarter
(Not Annualized)	15.5%	(0.3)%	(3.7)%	(2.7)%	5.0%

* Capital Allocation is defined as the sum of the market value of securities held, less associated repurchase agreement borrowings, plus cash and cash equivalents, restricted cash (associated with repurchase agreements only) and unencumbered securities. (Capital allocated to non-portfolio assets not included.  Restricted cash at June 30, 2012 included $133,337 related to trust preferred debt funding hedges).

** Excludes losses of ($237,950) associated with trust preferred debt funding hedges.

Three-month constant prepayment rates (CPR) on the two MBS sub-portfolios are presented in the table below. Note only securities held for the entire quarter are included.  During the quarter ended June 30, 2012 this included just four PT MBS securities.

		Derivative
	PT MBS Sub-	MBS Sub-	Total
	Portfolio (%)	Portfolio (%)	Portfolio (%)
Three Months Ended,
September 30, 2012	8.8	34.9	26.7
June 30, 2012	1.1	36.4	34.7
March 31, 2012	6.5	28.9	23.0
December 31, 2011	14.1	33.7	31.1
September 30, 2011	13.4	22.8	20.9
June 30, 2011	11.8	13.0	12.7
March 31, 2011	12.0	19.1	17.2

Highlights of the MBS Portfolio

As of September 30, 2012, Bimini Capital’s MBS portfolio consisted of $125.7 million of agency or government MBS at fair value.  This portfolio had a weighted average coupon of 3.19% and a net weighted average repurchase agreement borrowing cost of 0.43%. The following tables summarize Bimini Capital’s agency and government mortgage related securities as of September 30, 2012 and December 31, 2011:

(in thousands)

				Weighted		Weighted
		Percentage		Average		Average	Weighted	Weighted
		of	Weighted	Maturity		Coupon	Average	Average
	Fair	Entire	Average	in	Longest	Reset in	Lifetime	Periodic
Asset Category	Value	Portfolio	Coupon	Months	Maturity	Months	Cap	Cap
September 30, 2012
Adjustable Rate MBS	$21,603	17.2%	3.26%	270	1-Sep-35	8.52	9.72%	2.00%
Fixed Rate MBS	42,759	34.0%	3.01%	179	1-Dec-40	NA	NA	NA
Hybrid Adjustable Rate MBS	49,026	39.0%	2.77%	355	1-Jun-42	77.90	7.77%	1.96%
Total Mortgage-backed Pass-through	113,388	90.2%	2.95%	272	1-Jun-42	56.68	8.37%	1.97%
Structured MBS	12,351	9.8%	5.36%	301	25-Nov-40	NA	NA	NA
Total Mortgage Assets	$125,739	100.0%	3.19%	275	1-Jun-42	NA	NA	NA
December 31, 2011
Adjustable Rate MBS	$12,181	13.4%	2.89%	233	1-Jan-41	4.36	11.07%	2.00%
Fixed Rate MBS	35,417	38.9%	4.84%	178	1-Nov-40	NA	NA	NA
Hybrid Adjustable Rate MBS	25,466	27.9%	3.57%	354	1-Dec-41	95.21	8.83%	2.00%
Total Mortgage-backed Pass-through	73,064	80.2%	4.07%	249	1-Dec-41	65.82	9.55%	2.00%
Structured MBS	18,078	19.8%	5.61%	300	25-Nov-40	NA	NA	NA
Total Mortgage Assets	$91,142	100.0%	4.37%	259	1-Dec-41	NA	NA	NA

(in thousands)

	September 30, 2012		December 31, 2011
		Percentage of		Percentage of
Agency	Fair Value	Entire Portfolio	Fair Value	Entire Portfolio
Fannie Mae	$117,385	93.36%	$58,628	64.32%
Freddie Mac	6,631	5.27%	27,267	29.92%
Ginnie Mae	1,723	1.37%	5,247	5.76%
Total Portfolio	$125,739	100.00%	$91,142	100.0%

Entire Portfolio	September 30, 2012	December 31, 2011
Weighted Average Pass Through Purchase Price	$104.90	$104.43
Weighted Average Structured Purchase Price	$6.21	$6.13
Weighted Average Pass Through Current Price	$106.59	$106.13
Weighted Average Structured Current Price	$6.55	$6.50
Effective Duration (1)	2.654	(3.492)

(1) Effective duration of 2.654 indicates that an interest rate increase of 1.0% would be expected to cause a 2.654% decrease in the value of the MBS in the Company’s investment portfolio at September 30, 2012.  An effective duration of (3.492) indicates that an interest rate increase of 1.0% would be expected to cause a 3.492% increase in the value of the MBS in the Company’s investment portfolio at December 31, 2011. These figures include the structured securities in the portfolio.

Recent Developments – HARP (Home Affordable Refinancing Program)

In 2011 the Federal Housing Finance Agency (FHFA), Fannie Mae and Freddie Mac announced changes to the Home Affordable Refinancing Program (HARP), which became effective on December 1, 2011.  The changes to the program were designed to increase the number of loans currently eligible to be refinanced under existing guidelines and extend the term of the program through the end of 2013.  The changes to the original HARP program are expected to increase refinancing activity of eligible loans – predominantly fixed rate mortgages with higher coupons (ranging from 5.5% to 6.5%) originated between 2006 and 2008.  Only loans originated before May 31, 2009 are eligible for refinancing under HARP. To date the impact of the new HARP program terms has been an increase in prepayment speeds with respect to loans eligible for the program; however, the increase has been within expectations and has not had a material impact on the Company’s portfolio and results of operations.

The table below provides details of the securities in our two portfolios that are eligible to be refinanced under the new HARP guidelines:

($ in thousands)
Market Value of Securities where Underlying Pools were Issued Prior to May 31, 2009
	Underlying Current Gross WAC (Borrower Mortgage Rate)						Total Securities in Sub-Portfolio
	Less Than 4.00%	4.0% - 4.99%	5.0%-5.99%	6.0% - 6.99%	Greater Than 7.0%	Total
Pass-through portfolio	$18,241	$-	$-	$-	$-	$18,241	$113,388
Structured security portfolio	330	-	2,291	4,992	591	8,204	12,351
Total	$18,571	$-	$2,291	$4,992	$591	$26,445	$125,739

Percent of Securities where Underlying Pools were Issued Prior to May 31, 2009
		Less Than 4.00%	4.0% - 4.99%	5.0%-5.99%	6.0% - 6.99%	Greater Than 7.0%	Total
Pass-through portfolio		16.1%	-	-	-	-	16.1%
Structured security portfolio		2.7%	-	18.5%	40.4%	4.8%	66.4%
Total		14.8%	-	1.8%	4.0%	0.5%	21.0%

Dividends

During the three months ended September 30, 2012, the Company made no dividend distributions.  All distributions are made at the discretion of the Company’s Board of Directors and will depend on the Company’s results of operations, financial conditions, maintenance of REIT status, availability of net operating losses and other factors that may be deemed relevant.  The Company declared a special dividend in December 2009 and a regular dividend in each of the six quarters thereafter.  In August 2011, the Company announced that it would suspend its quarterly dividend until at least early 2012.  The Company continues to evaluate its dividend payment policy.   However, as more fully described below, due to net operating losses incurred in prior periods, the Company is unlikely to declare and pay dividends to stockholders until such net operating losses have been consumed.

REIT Taxable Income and Net Operating Losses

REIT taxable income/(loss) is a term that describes the Company's operating results calculated in accordance with rules and regulations promulgated pursuant to the Internal Revenue Code. The Company's REIT taxable income/(loss) is computed differently from net income or loss as computed in accordance with generally accepted accounting principles (GAAP) as reported in the Company's consolidated financial statements. Depending on the number and size of the various items or transactions being accounted for differently, the differences between REIT taxable income or loss and GAAP net income or loss can be substantial and each item can affect several reporting periods. Generally, these items are timing or temporary differences between years; for example, an item that may be a deduction for GAAP net income/loss in the current year may not be a deduction for REIT taxable income/loss until a later year.

In order to maintain its qualification as a REIT, the Company is generally required (among other things) to annually distribute dividends to its stockholders in an amount at least equal to 90% of the Company's REIT taxable income. Additionally, as a REIT, the Company may be subject to a federal excise tax if it distributes less than 85% of its REIT taxable income by the end of the calendar year. Accordingly, the Company's dividends are generally based on REIT taxable income, as determined for federal income tax purposes, as opposed to its net income computed in accordance with GAAP.  Dividends are paid if, when, and as declared by the Company's Board of Directors.

As described above, a REIT may be subject to a federal excise tax if it distributes less than 85% of its REIT taxable income by the end of a calendar year.  In calculating the amount of excise tax payable in a given year, if any, Bimini Capital reduces REIT taxable income by distributions made to stockholders in the form of dividends and/or net operating losses (“NOL’s”) carried-over from prior years, to the extent any are available.  Since income subject to excise tax is REIT taxable income after deducting qualifying dividends and the application of NOL’s (in that order), a REIT may avoid excise taxes solely by application of available NOL’s without paying qualifying dividends to stockholders.  Because Bimini Capital had a $10.7 million REIT tax NOL as of December 31, 2011, in the future it could avoid excise taxes by applying such NOL’s against REIT taxable income without making any distributions to stockholders.  Further, the REIT could avoid the obligation to pay excise taxes through a combination of qualifying dividends and the application of NOL’s.  In any case, future distributions to stockholders may be less than REIT taxable income until the existing NOL’s are consumed.

Book Value Per Share

The Company's Book Value Per Share at September 30, 2012 was $0.52. Book Value Per Share is regularly used as a valuation metric by various equity analysts that follow the Company and may be deemed a non-GAAP financial measure pursuant to Regulation G. The Company computes Book Value Per Share by dividing total stockholders' equity by the total number of shares outstanding of the Company's Class A Common Stock. At September 30, 2012, the Company's consolidated stockholders' equity was $5.4 million with 10,329,421 Class A Common shares outstanding. At September 30, 2012, the Company had $7.3 million in cash and cash equivalents.

Management Commentary

Commenting on the Company's third quarter results, Robert E. Cauley, Chairman and Chief Executive Officer, said, “As we approach the end of 2012, four years past the trough of the recent financial crisis in September of 2008 when Lehman Brothers collapsed, the economy is far from reaching pre-crisis levels. Poor economic data this past summer was followed by the announcement on September 13, 2012 by the Federal Reserve of another round of quantitative easing.  This round, dubbed “QE3”, will be focused exclusively in Agency MBS. The Fed has committed to substantial purchases, $40 billion per month, indefinitely until economic activity, and the unemployment rate in particular, improve.  This has impacted our market and Bimini as well.  Within weeks of the announcement, the Mortgage Bankers Association refinance index approached 6,000 and the Freddie Mac survey rate was close to 3.5%, a new all-time low.  Prices of Agency MBS are at even higher levels than we saw during the second quarter when the 10-year Treasury broke below 1.40% for the first time.  The Federal Reserve appears intent on keeping longer-term rates low in an effort to spur economic activity, particularly mortgage rates. While we have not had any additional announcements of government sponsored refinance programs, rumors of enhancements to HARP 2.0 and other programs are commonplace.  These developments are expected to result in elevated levels of prepayments as mortgage brokers ramp up capacity in anticipation of borrowers taking advantage of such low rates and, potentially, relaxed credit if there is any more accommodation from the government.  Bimini has responded to these developments by re-allocating our capital more towards PT MBS.  While we seek prepay-protected securities, we also avoid those that come with substantial premiums over generic securities.  Prepayment rates on the PT MBS sub-portfolio continue to be modest, although we will continue to diligently monitor the portfolio and react as conditions warrant.  We have decreased our allocation to the structured MBS sub-portfolio in response to these developments, although yields available in structured MBS are still attractive given current and anticipated prepayment levels.  Since quarter end we have increased our capital allocation to structured MBS”.

The Company has scheduled an online Web simulcast and conference call to discuss these announcements that will begin at 9:00 AM ET, Tuesday, November 6, 2012. An online replay will be available approximately two hours following the conclusion of the live broadcast and will continue for 48 hours. A link to these events will be available at the Company's website www.biminicapital.com. Those persons without Internet access may listen to the live call by dialing (888) 224-1075 or (913) 312-0837, confirmation code: 8574985.

The following is a summarized presentation of the unaudited balance sheets as of September 30, 2012, and December 31, 2011, and the unaudited quarterly results of operations for the calendar quarters ended September 30, 2012, June 30, 2012, and September 30, 2011.

BIMINI CAPITAL MANAGEMENT, INC.
CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts)

	9/30/2012	12/31/2011	% Change
ASSETS
Mortgage-backed securities	$125,739	$91,142	38.0%
Cash equivalents and restricted cash	7,576	4,718	60.6%
Accrued interest receivable	664	901	(26.3)%
Retained interests	4,315	3,495	23.5%
Other assets	7,924	8,998	(11.9)%
Total Assets	$146,218	$109,254	33.8%

LIABILITIES AND STOCKHOLDERS' EQUITY
Repurchase agreements	$107,121	$69,528	54.1%
Junior subordinated notes	26,804	26,804	-
Other liabilities	6,913	7,555	(8.5)%
Total Liabilities	140,838	103,887	35.6%
Stockholders' Equity	5,380	5,367	0.2%
Total Liabilities and Stockholders' Equity	$146,218	$109,254	33.8%
Class A Common Shares outstanding	10,329,421	10,086,854
Book value per share	$0.52	$0.53

BIMINI CAPITAL MANAGEMENT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the calendar quarter ended
	9/30/2012	6/30/2012	% Change	9/30/2011	% Change
Interest income	$1,165	$1,084	7.4%	$1,134	2.7%
Interest expense	(104)	(108)	3.7%	(53)	(96.2)%
Net interest income, before interest on junior subordinated notes	1,061	976	8.7%	1,081	(1.9)%
Interest expense on junior subordinated notes	(266)	(261)	(1.9)%	(250)	(6.4)%
Net interest income	795	715	11.2%	831	(4.5)%
Losses	(19)	(1,516)	98.7%	(2,801)	99.3%
Net portfolio income (deficiency)	776	(801)	196.9%	(1,970)	139.3%
Other (expense) income	796	1,751	(54.5)%	2,436	(67.3)%
Expenses	(2,334)	(1,141)	(104.6)%	(2,379)	1.9%
Net loss	$(762)	$(191)	(299.0)%	$(1,913)	60.2%
Basic and Diluted Net loss Per Share of:
CLASS A COMMON STOCK	$(0.07)	$(0.02)		$(0.19)
CLASS B COMMON STOCK	$(0.07)	$(0.02)		$(0.19)

About Bimini Capital Management, Inc.

Bimini Capital Management, Inc. is a REIT that invests primarily in, but is not limited to, residential mortgage-related securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae). Its objective is to earn returns on the spread between the yield on its assets and its costs, including the interest expense on the funds it borrows.

Statements herein relating to matters that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Bimini Capital Management, Inc.'s filings with the Securities and Exchange Commission, including Bimini Capital Management, Inc.'s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Bimini Capital Management, Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements.

CONTACT:
Bimini Capital Management, Inc.
Robert E. Cauley, 772-231-1400
Chairman and Chief Executive Officer
www.biminicapital.com